Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
MARCH 8, 2013

CHESAPEAKE ENERGY CORPORATION SEEKS DECLARATORY JUDGMENT
WITH RESPECT TO ABILITY TO CALL 6.775% SENIOR NOTES DUE 2019

OKLAHOMA CITY, March 8, 2013 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it is seeking a declaratory judgment in the United States District Court for the Southern District of New York with respect to redeeming the Company’s 6.775% Senior Notes due 2019 (“the Notes”) at par.

Specifically, the Company is requesting the Court to confirm that a notice to redeem issued on or before March 15, 2013, as specified in the governing indenture, will be timely and effective to redeem the Notes at par, with payment to be made 60 days after such notice, pursuant to the Special Early Redemption provision of the Notes.  Chesapeake desires to redeem the Notes as part of a broader refinancing of its outstanding debt obligations.

The Company is also requesting a prompt preliminary order from the Court that a notice issued by March 15 for a Special Early Redemption at par cannot be construed to be a notice to redeem under the “make-whole” provision of the indenture in the event the Court does not determine that the March 15 notice is timely for a redemption at par.  If the Court does not issue either the preliminary order (assuring that the proposed March 15 notice will not under any circumstances constitute a notice of redemption at the make-whole price) or the requested declaratory judgment (that the March 15 notice is timely for purposes of a Special Early Redemption at par), such notice would have no effect and the Notes will remain outstanding.

The defendant in the action initiated today by Chesapeake is the indenture trustee for the Notes, The Bank of New York Mellon Trust Corporation, N.A.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events, including its intention to engage in a refinancing of certain of its outstanding debt obligations.  Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties and actual results may differ from the expectation expressed.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	Gary T. Clark, CFA	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-6741	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	gary.clark@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154